Exhibit 99.1

August 2, 2018

IDACORP, Inc. Announces Second Quarter Results, Increases 2018 Earnings Guidance

BOISE--IDACORP, Inc. (NYSE: IDA) reported second quarter 2018 net income attributable to IDACORP of $62.3 million, or $1.23 per diluted share, compared with $49.8 million, or $0.99 per diluted share, in the second quarter of 2017. For the first six months of 2018, IDACORP reported net income attributable to IDACORP of $98.4 million, or $1.95 per diluted share, compared with $82.9 million, or $1.65 per diluted share, in the first six months of 2017.

“Continued strong customer growth combined with higher overall usage per customer contributed to increased earnings over last year's second quarter,” said Darrel Anderson, IDACORP’s President and Chief Executive Officer. “Constructive outcomes from several recent regulatory proceedings, including the extension of the accumulated deferred investment tax credit earnings support and sharing mechanism, provides greater future earnings stability, which is good for both the company and our customers.
“IDACORP is increasing and tightening its full year 2018 earnings guidance to the range of $4.20 to $4.30 per diluted share, and we no longer project Idaho Power will use additional tax credit amortization under the Idaho regulatory settlement this year.”

Performance Summary

A summary of financial highlights for the periods ended June 30, 2018 and 2017 is as follows (in thousands, except per share amounts):

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net income attributable to IDACORP, Inc.	$62,288	$49,831	$98,430	$82,933
Average outstanding shares – diluted (000’s)	50,481	50,407	50,472	50,402
IDACORP, Inc. earnings per diluted share	$1.23	$0.99	$1.95	$1.65

The table below provides a reconciliation of net income attributable to IDACORP for the three and six months ended June 30, 2018, from the same periods in 2017 (items are in millions and are before related income tax impact unless otherwise noted).

	Three months ended		Six months ended
Net income attributable to IDACORP, Inc. - June 30, 2017		$49.8		$82.9
Increase (decrease) in Idaho Power net income:
Customer growth, net of associated power supply costs and power cost adjustment mechanisms	1.8		4.2
Usage per retail customer, net of associated power supply costs and power cost adjustment mechanisms	4.7		(6.9)
Idaho fixed cost adjustment (FCA) revenues	2.3		11.0
Retail revenues per megawatt-hour (MWh), net of associated power supply costs and power cost adjustment mechanisms	(6.8)		(9.4)
Transmission services (wheeling) and other revenues	1.3		4.0
Other operations and maintenance expense	(5.6)		(4.8)
Depreciation expense	3.9		0.6
Other changes in operating revenues and expenses, net	(0.7)		(1.1)
Increase (decrease) in Idaho Power operating income	0.9		(2.4)
Earnings of equity-method investments	1.0		3.9
Non-operating income and expenses	0.7		1.2
Additional accumulated deferred investment tax credits (ADITC) amortization	1.4		—
Tax benefit from make-whole premium for early bond redemption	1.3		1.3
Income tax expense (excluding additional ADITC amortization and tax benefit from early bond redemption)	7.0		11.6
Total increase in Idaho Power net income		12.3		15.6
Other IDACORP changes (net of tax)		0.2		(0.1)
Net income attributable to IDACORP, Inc. - June 30, 2018		$62.3		$98.4

Net Income - Second Quarter 2018
IDACORP's net income increased $12.5 million for the second quarter of 2018 compared with the second quarter of 2017, primarily due to higher net income at Idaho Power.
Customer growth increased operating income by $1.8 million in the second quarter of 2018 compared with the second quarter of 2017, as the number of Idaho Power customers grew by 2.2 percent during the twelve months ended June 30, 2018. Sales volumes on a per-customer basis also increased operating income by $4.7 million in the second quarter of 2018 compared with the second quarter of 2017. Precipitation in Idaho Power's service area was near normal in the second quarter of 2018, but was significantly less than precipitation in the second quarter of 2017. This resulted in a 15 percent increase in usage per agricultural irrigation customer, who use electricity to operate irrigation pumps. The increase in sales volumes to irrigation customers was partially offset by a decrease in usage per residential customer as milder temperatures in the second quarter of 2018 compared with the second quarter of 2017 caused residential customers to use less electricity for cooling and heating. The decrease in residential sales volumes was partially offset by the FCA mechanism, which increased revenues by $2.3 million during the second quarter of 2018 compared with the second quarter of 2017.

The net decrease in retail revenues per MWh decreased operating income by $6.8 million in the second quarter of 2018 compared with the second quarter of 2017. The settlement stipulations approved by the Idaho Public Utilities Commission (IPUC) and Public Utility Commission of Oregon (OPUC) during the second quarter of 2018 relating to recent income tax reform, reduced revenues in the second quarter of 2018. In the second quarter of 2017, the IPUC and OPUC each approved settlement stipulations related to Idaho Power’s plan to end its participation in coal-fired operations at Idaho Power’s jointly-owned North Valmy coal-fired power plant (Valmy Plant) by the end of 2025. The Valmy Plant settlement stipulations provided for an accrual of six months of the increase in retail revenues, depreciation expense, and associated income tax expense in the second quarter of 2017, resulting in a decrease in these items in the second quarter of 2018 compared with the same period in 2017.

Other operating and maintenance (O&M) expenses were $5.6 million higher in the second quarter of 2018 compared with the second quarter of 2017. As provided by the settlement stipulation approved by the IPUC related to income tax reform, O&M expenses in the second quarter of 2018 included $1.1 million of non-cash amortization expense of regulatory deferrals that would otherwise be a future liability of Idaho customers. Also, transmission and distribution asset maintenance expense increased $0.9 million in the second quarter of 2018 compared with 2017 due to higher maintenance service costs. Labor and benefit costs increased $3.1 million, primarily related to the timing of accruals for variable employee-related costs which resulted in earlier recognition of expense in the second quarter of 2018 compared with 2017.

Depreciation expense was $3.9 million lower in the second quarter of 2018 compared with the second quarter of 2017, due mostly to the effect of recognizing six months of the accelerated depreciation during the second quarter of 2017 as provided by the 2017 Valmy Plant settlement stipulation described above. This decrease was partially offset by higher depreciation expense from an increase in electric plant in service.

Idaho Power income tax expense, excluding additional ADITC amortization, and the $1.3 million flow-through benefit of tax deductible make-whole premiums that Idaho Power paid in connection with the early redemption of long-term debt in April 2018, decreased $7.0 million in the second quarter of 2018 compared with the second quarter of 2017, due primarily to the lower federal and state statutory income tax rates resulting from income tax reform. In addition, the Valmy Plant settlement stipulation described above increased income tax expense in the second quarter of 2017. Idaho Power reversed $0.5 million of previously recorded additional ADITC amortization under its Idaho regulatory settlement stipulation during the second quarter of 2018, compared with a reversal of $1.9 million during the second quarter of 2017. Based on Idaho Power's current expectations of full-year 2018 results, Idaho Power does not expect to record additional ADITC amortization in 2018.

Net Income - Year-to-Date 2018
IDACORP's net income increased $15.5 million for the first half of 2018 compared with the same period in 2017, primarily due to higher net income at Idaho Power. Customer growth added $4.2 million to Idaho Power operating income, compared with the first half of 2017. Lower usage per residential customer in the first six months of 2018 reduced operating income by $6.9 million, due primarily to milder temperatures compared with the first six months of 2017. The lower residential customer usage was partially offset by higher usage per irrigation customer in the second quarter of 2018, due to lower precipitation, compared with the same period in 2017. However, due to the lower usage by residential customers, the FCA mechanism added $11.0 million to operating income during the first six months of 2018, compared with the first six months of 2017.

The net decrease in retail revenues per MWh decreased operating income by $9.4 million in the first six months of 2018 compared with the same period in 2017. The settlement stipulations approved by the IPUC and OPUC during the second quarter of 2018 relating to recent income tax reform reduced revenue in the first six months of 2018.

During the first six months of 2018, Idaho Power benefited from a $4.0 million increase in third-party use of electric property, wheeling, and other revenue, compared with the first six months of 2017. This change was largely due to an increase in Idaho Power's open access transmission tariff rates that became effective in October 2017.

Other O&M expenses were $4.8 million higher in the first six months of 2018 compared with the first six months of 2017. As noted above, related to recent income tax reform regulatory settlements, O&M expenses in the first six months of 2018 included $1.1 million of non-cash amortization expense of regulatory deferrals that would otherwise be a future liability of Idaho customers. Also, transmission and distribution asset maintenance expense increased $2.0 million in the second quarter of 2018 compared with the first half of 2017 due to higher maintenance service costs. Labor and benefit costs increased $1.7 million primarily related to the timing of accruals for variable employee-related costs, which resulted in earlier recognition of expense in the first six months of 2018 compared with 2017.

Idaho Power's income tax expense, excluding the $1.3 million flow-through benefit of tax deductible make-whole premiums that Idaho Power paid in connection with the early redemption of long-term debt in April 2018, was $11.6 million lower during the first six months of 2018 compared with the first six months of 2017, due mostly to the lower federal and state statutory income tax rates resulting from income tax reform.
2018 Annual Earnings Guidance and Key Operating and Financial Metrics
IDACORP is increasing and tightening its earnings guidance estimate for 2018. The 2018 guidance incorporates all of the key operating and financial assumptions listed in the table that follows (in millions, except per share amounts):

	Current(1)	Previous(2)
IDACORP Earnings Guidance (per share)	$4.20-$4.30	$4.10-$4.25
Idaho Power Operating & Maintenance Expense	No Change	$345-$355
Idaho Power Additional Amortization of ADITC	None	Less than $5
Idaho Power Capital Expenditures (excluding allowance for funds used during construction)	No Change	$280-$290
Idaho Power Hydroelectric Generation (MWh)	8.0-9.0	7.5-9.5
(1) As of August 2, 2018.
(2) As of May 3, 2018, the date of filing IDACORP's and Idaho Power's Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

More detailed financial information is provided in IDACORP's Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live webcast on the company's website (www.idacorpinc.com), or by calling (800) 242-0681 for listen-only mode. There is no passcode required; simply request to be connected to the "IDACORP, Inc." call. The conference call logistics are also posted on the company's website and will be included in the company's earnings news release. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/investor-relations/earnings-center/conference-calls. A replay of the conference call will be available on the company's website for a period of 12 months and will be available shortly after the call.

Background Information

IDACORP, Inc. (NYSE: IDA), Boise, Idaho-based and formed in 1998, is a holding company comprised of Idaho Power, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978. Idaho Power began operations in 1916 and employs approximately 2,000 people to serve a 24,000-square-mile service area in southern Idaho and eastern Oregon. With 17 low-cost hydroelectric projects as the core of its generation portfolio, Idaho Power's more than 550,000 residential, business and agricultural customers pay some of the nation's lowest prices for electricity. To learn more about Idaho Power or IDACORP, visit www.idahopower.com or www.idacorpinc.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements, including, without limitation, earnings guidance and estimated key operating and financial metrics, that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "continues," "could," "estimates," "expects," "guidance," "intends," "potential," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements.  In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the effect of decisions by the Idaho and Oregon public utilities commissions and the Federal Energy Regulatory Commission, which impact Idaho Power's ability to recover costs and earn a return on investments; (b) the expense and risks associated with capital expenditures for utility infrastructure, and the timing and availability of cost recovery for such expenditures through customer rates, including the potential for the write-down or write-off of assets if not deemed prudent by regulators; (c) changes in residential, commercial, and industrial growth and demographic patterns within Idaho Power's service area, the loss or change in the business of significant or new customers, or the addition of new customers, and their associated impacts on loads and load growth, and the availability of regulatory mechanisms that allow for timely cost recovery through customer rates in the event of those changes; (d) the impacts of economic conditions, including inflation, interest rates, authorized regulatory returns on equity, supply costs, population growth or decline in Idaho Power's service area, changes in customer demand for electricity, revenue from sales of excess power, financial soundness of counterparties and suppliers, and the collection of receivables; (e) unseasonable or severe weather conditions, wildfires, drought, and other natural phenomena and natural disasters, including climate change, which affect customer demand, hydroelectric generation levels, repair costs, liability for damage caused by utility property, and the availability and cost of fuel for generation plants or purchased power to serve customers; (f) advancement of self-generation or energy efficiency technologies that reduce loads or reduce Idaho Power's sale of electric power; (g) changes in tax laws or related regulations or new interpretations of applicable laws by federal, state, or local taxing jurisdictions, the availability of tax credits, and the tax rates payable by IDACORP shareholders on common stock dividends; (h) adoption of, changes in, and costs of compliance with laws, regulations, and policies relating to the environment, natural resources, and threatened and endangered species, and the ability to recover resulting increased costs through rates; (i) variable hydrological conditions and/or over-appropriation of surface and groundwater in the Snake River Basin, which may impact the amount of power generated by Idaho Power's hydroelectric facilities; (j) the ability to acquire fuel, power, and transmission capacity under reasonable terms, particularly in the event of unanticipated power demands, lack of physical availability, transportation constraints, or a credit downgrade; (k) accidents, fires (either at or caused by Idaho Power's facilities or infrastructure), explosions, and mechanical breakdowns that may occur while operating and maintaining Idaho Power's assets, which can cause unplanned outages, reduce generating output, damage the companies’ assets, operations, or reputation, subject the companies to third-party claims for property damage, personal injury, or loss of life, or result in the imposition of civil, criminal, and regulatory fines and penalties; (l) the increased costs and operational challenges associated with purchasing and integrating intermittent renewable energy sources into Idaho Power's resource portfolio; (m) disruptions or outages of Idaho Power's generation or transmission systems or of any interconnected transmission system that cause Idaho Power to incur repair costs and purchase replacement power at increased costs; (n) the ability to obtain debt and equity financing or refinance existing debt when necessary and on favorable terms, which can be affected by factors such as credit ratings, volatility or disruptions in the financial markets, interest rate fluctuations, decisions by the Idaho or Oregon public utility commissions, and the companies' past or projected financial performance; (o) reductions in credit ratings, which could adversely impact access to capital markets, increase borrowing costs, and would require the posting of additional collateral to counterparties pursuant to credit and contractual arrangements; (p) the ability to enter into financial and physical commodity hedges with creditworthy counterparties to manage price and commodity risk, and the failure of any such risk management and hedging strategies to work as intended; (q) changes in actuarial assumptions, changes in interest rates, and the return on plan assets for pension and other post-retirement plans, which can affect future pension and other postretirement plan funding obligations, costs, and liabilities; (r) the ability to continue to pay dividends based on financial performance and in light of contractual covenants and restrictions and regulatory limitations; (s) employee workforce factors, including the operational and financial costs of unionization or the attempt to unionize all or part of the companies' workforce, the impact of an aging workforce and retirements, the cost and ability to retain skilled workers, and the ability to adjust the labor cost structure when necessary; (t) failure to comply with state and federal laws, regulations, and orders, including new interpretations and enforcement initiatives by regulatory and oversight bodies, which may result in penalties and fines and increase the cost of compliance, the nature and extent of investigations and audits, and the cost of remediation; (u) the inability to obtain or cost of obtaining and complying with required governmental permits and approvals, licenses, rights-of-way, and siting for transmission and generation projects and hydroelectric facilities; (v) the cost and outcome of litigation, dispute resolution, and regulatory proceedings, and the ability to recover those costs or the costs of operational changes through insurance or rates, or from third parties; (w) the failure of information systems or the failure to secure data, failure to comply with privacy laws or regulations, security breaches, or the direct or indirect effect on the companies' business, operations, or reputation resulting from cyber attacks or related litigation, terrorist incidents or the threat of terrorist incidents, and acts of war; (x) unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs, or the failure to successfully implement new technology solutions; and (y) adoption of or changes in accounting policies and principles, changes in accounting estimates, and new U.S. Securities and Exchange Commission or New York Stock Exchange requirements, or new interpretations of existing requirements. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP, Inc.'s and Idaho Power Company's most recent Annual Report on Form 10-K and other reports the companies file with the U.S. Securities and Exchange Commission, including (but not limited to) Part I, Item 1A - “Risk Factors” in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Justin S. Forsberg	Jordan Rodriguez
Director of Investor Relations	Corporate Communications
Phone: (208) 388-2728	Phone: (208) 388-2460
JForsberg@idacorpinc.com	JRodriguez@idahopower.com

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